As filed with the Securities and Exchange Commission on February 22, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

DEERFIELD CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	20-2008622
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6250 North River Road, 12th Floor, Rosemont, Illinois	60018
(Address of Principal Executive Offices)	(Zip Code)

Deerfield Capital Corp. First Amended and Restated Stock Incentive Plan

(Full Title of the Plan)

Robert A. Contreras

 Senior Vice President, General Counsel and Secretary

Deerfield Capital Corp.

6250 North River Road, 12th Floor

Rosemont, Illinois 60018

(Name and Address of Agent for Service)

(773) 380-1600

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

Calculation of Registration Fee

Title of securities to be	Amount to be	Proposed maximum		Proposed maximum		Amount of
registered	registered (1)	offering price per share		aggregate offering price		registration fee
Common Stock, $0.001 par value per share	613,672 shares	$6.14	(2)	$3,764,877.72	(2)	$437.10
(1)

In accordance with Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional shares of common stock, par value $0.001 per share, which may be issued pursuant to the Deerfield Capital Corp. First Amended and Restated Stock Incentive Plan to prevent dilution from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low per share prices of the common stock as reported on the Nasdaq Capital Market on February 17, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We shall send or give to each participant in the Deerfield Capital Corp. First Amended and Restated Stock Incentive Plan the document(s) containing the information specified in Part I of Form S-8 as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), such documents are not being filed with or included in this Registration Statement. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Deerfield Capital Corp., a Maryland corporation (“DFR”), with the Commission are incorporated by reference in this Registration Statement:

(a) DFR’s annual report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Commission on March 23, 2010, as amended by Form 10-K/A filed with the Commission on May 14, 2010;

(b) DFR’s quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 filed with the Commission on May 17, 2010, August 16, 2010 and November 15, 2010, respectively;

(c) DFR’s current reports on Form 8-K filed with the Commission on March 10, 2010, March 23, 2010, March 25, 2010,  June 8, 2010, June 15, 2010, July 2, 2010, August 16, 2010, October 6, 2010, October 21, 2010, December 22, 2010, February 2, 2011 and February 16, 2011; and

(d) The description of DFR’s common stock, par value $0.001 per share, contained in DFR’s Registration Statement on Form 8-A filed with the Commission on December 7, 2009 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any subsequent amendment or any report filed for the purpose of updating such description, other than the portions of such documents, which by statute, by designation in such document or otherwise (including but not limited to information disclosed by DFR under Items 2.02 or 7.01 of any current report on Form 8-K), are not deemed filed with the SEC or are not regarded to be incorporated herein by reference.

All documents filed by DFR pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by DFR under Items 2.02 or 7.01 of any current report on Form 8-K that DFR may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Maryland Law

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation (and our by-laws obligate us) to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

We have entered into indemnification agreements (the “Indemnification Agreements”) with each of our executive officers and directors. The Indemnification Agreements set forth procedures relating to our directors’ and officers’ indemnification rights established under our bylaws and charter and, in general, provide for indemnification to the maximum extent permitted by Maryland law, subject to the exceptions, terms and conditions provided in the Indemnification Agreements. The Indemnification Agreements also provide for advancement of expenses under the conditions permitted by Maryland law. Pursuant to the Indemnification Agreements, we agreed to maintain or otherwise provide for the indemnified person to be covered by directors’ and officers’ liability insurance in a commercially reasonable amount for such period of time as the indemnified person may be subject to any liability arising out of their service to our company.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1

Articles of Amendment and Restatement of Deerfield Capital Corp., as amended and supplemented (incorporated by reference to Exhibit 3.1 to DFR’s quarterly report on Form 10-Q filed with the Commission on August 10, 2009).

4.2	Deerfield Capital Corp. Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to DFR’s current report on Form 8-K filed with the Commission on June 15, 2010).

4.3	Deerfield Capital Corp. First Amended and Restated Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to DFR’s current report on Form 8-K filed with the Commission on June 11, 2009).

5.1	Opinion of Hogan Lovells US LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Hogan Lovells US LLP (included in opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

Item 9. Undertakings.

DFR hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by DFR pursuant to Section 13 or Section 15(d) of the Exchange Act.

(a)(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(a)(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(b) DFR hereby undertakes that, for purpose of determining any liability under the Securities Act, each filing of DFR’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of DFR pursuant to the foregoing provisions, or otherwise, DFR has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of DFR in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, DFR will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosemont, Illinois on the 22nd day of February, 2011.

DEERFIELD CAPITAL CORP.

By:	/s/ Robert A. Contreras
Robert A. Contreras
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Jonathan W. Trutter and Robert A. Contreras  his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for the undersigned and in the name of the undersigned, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
	Chief Executive Officer and Director	February 22, 2011
/s/ Jonathan W. Trutter	(Principal Executive Officer)
Jonathan W. Trutter

/s/ Kenneth R. Posner	Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 22, 2011
Kenneth R. Posner

/s/ Peter H. Rothschild	Interim Chairman and Director	February 22, 2011
Peter H. Rothschild

/s/ Daniel K. Schrupp	Director	February 22, 2011
Daniel K. Schrupp

/s/ Robert E. Fischer	Director	February 22, 2011
Robert E. Fischer

/s/ Robert B. Machinist	Director	February 22, 2011
Robert B. Machinist

/s/ Stuart I Oran	Director	February 22, 2011
Stuart I. Oran

/s/ Jason Epstein	Director	February 22, 2011
Jason Epstein

/s/ Andrew Intrater	Director	February 22, 2011
Andrew Intrater

/s/ Richard A. Mandell	Director	February 22, 2011
Richard A. Mandell

EXHIBIT INDEX

Exhibit Number	Exhibit Name
4.1

Articles of Amendment and Restatement of Deerfield Capital Corp., as amended and supplemented (incorporated by reference to Exhibit 3.1 to DFR’s quarterly report on Form 10-Q filed with the Commission on August 10, 2009).

4.2	Deerfield Capital Corp. Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to DFR’s current report on Form 8-K filed with the Commission on June 15, 2010).

4.3	Deerfield Capital Corp. First Amended and Restated Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to DFR’s current report on Form 8-K filed with the Commission on June 11, 2009).

5.1	Opinion of Hogan Lovells US LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Hogan Lovells US LLP (included in opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).